UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 29, 2015

Inter Parfums, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-16469 Commission File Number	13-3275609 (I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176

(Address of Principal Executive Offices)

212. 983.2640

(Registrant's Telephone number, including area code)

________________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 29, 2015, our majority-owned subsidiary, Interparfums SA, completed the acquisition of certain assets relating to the Rochas brand, including trademarks in international class 3 (including perfumes and cosmetics) and international class 25 (clothing and fashion), and related intellectual property assets from The Procter & Gamble Company and two of its subsidiaries, Parfums Rochas SAS and Procter & Gamble International Operations SA (the “Acquisition”). The purchase price for the Acquisition was $108 million, which was financed with a medium term loan in the amount of €100 million from a consortium of financial institutions (the “Loan”). The material terms of the Loan are set forth below in Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant. In addition, Interparfums SA also purchased all remaining Rochas inventory for approximately $4.6 million in cash.

Certain portions of our press release dated June 1, 2015, a copy of which is annexed hereto as Exhibit no. 99.1, are incorporated by reference herein, and are filed pursuant to this Item 2.01. They are as follows:

• The 1st and 2nd paragraphs relating to the closing of the acquisition of certain assets of the Rochas brand.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2015 Interparfums SA closed the Loan and used the proceeds to fund the Acquisition. The Loan is repayable in five (5) years in 20 equal quarterly installments of principal in the amount of €5 million beginning on September 30, 2015. Interest on the unpaid principal is calculated at a variable rate, based upon the 3 month EURIBOR rate (but not less than zero), plus a variable margin not to exceed 1.4%, to be determined as the result of the then existing leverage ratio of Interparfums SA. However, Interparfums SA expects to enter into an interest rate swap agreement, to swap the variable interest rate for a fixed rate.

Subject to certain exceptions, the leverage ratio, consolidated net debt for the period in question as compared to consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) for this same period, must not exceed 2:1. Also, the interest cover ratio, net interest expense as compared to EBITDA, must not exceed 5:1. The agreement relating to the Loan also contains negative covenants customarily found in such type of agreement, which if violated would permit the lenders to accelerate the debt if not cured within applicable grace periods.

Item 7.01 Regulation FD Disclosure

Certain portions of our press release dated June 1, 2015, a copy of which is annexed hereto as Exhibit no. 99.1, are incorporated by reference herein, and are filed pursuant to this Item 7.01 and Regulation FD. They are as follows:

•	The 3rd paragraph relating to 2015 guidance

•	The 4th paragraph relating to intended approach to managing the Rochas brand

•	The 6th paragraph relating to forward looking information

•	The balance of such press release not otherwise incorporated by reference in Item 2.01.

8.01 Other Events.

In addition the Loan disclosed in Item 2.01 and 2.03 above, Interparfums SA has also agreed to an uncommitted credit facility equal to €30 million with the same financial consortium, the specific terms and conditions of which are to be agreed upon prior to funding, subject to the same restrictions as set forth above in connection with the Loan.

Item 9.01 Financial Statements and Exhibits.

99.1 Our press release dated June 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: June 1, 2015

Inter Parfums, Inc.

By:	/s/ Russell Greenberg
Russell Greenberg, Executive Vice President and Chief Financial Officer